 Exhibit 99.6

CONSENT OF JAMES A. CARDWELL TO SERVE AS DIRECTOR OF HARTMAN XX

I, James A. Cardwell, am currently a director of HARTMAN XIX, and I agree and consent to serve as a director of HARTMAN XX, upon the completion of the merger(s) and the increase in the number of directors of HARTMAN XX to five (5).

/s/ James A. Cardwell